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                                                                   EXHIBIT 10.29



                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT is entered into as of the 10th day of April, 2001, by and between Peter W. Nauert ("Nauert") and Ceres Group, Inc. a Delaware corporation (the "Company").

     WHEREAS, Nauert possesses valuable skills, expertise and abilities in the life, accident and health insurance business; and

     WHEREAS, the Company wishes to continue the services of Nauert as the Chief Executive Officer of the Company, and Nauert is willing to serve in such capacity, all upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the covenants set forth herein, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ Nauert as its Chief Executive Officer commencing on July 1, 2001 (the "Commencement Date") and, unless sooner terminated as hereinafter provided, ending on the second anniversary of the Commencement Date (the "Term"). Thereafter, the Term shall be automatically renewed for additional, subsequent and consecutive one (1) year periods, unless either the Company or Nauert gives written notice to the other of the intent to terminate this Agreement for good reason or no reason at all. Written notice must be given by either party at least ninety (90) days prior to the end of the then current period, in which event the Term shall end at the end of the then current period. Nauert hereby agrees to render such services to the Company upon the terms and conditions set forth in this Agreement. Nauert shall devote such business time to the business and affairs of the Company as is reasonably necessary to the discharge of his duties as Chief Executive Officer. Nauert will otherwise be free to pursue active management of his personal investment portfolio. In the event there shall become available to Nauert during the Term, directly or indirectly, through an affiliate or otherwise, any business opportunity (whether in the form of a transaction or otherwise) reasonably related to the business of the Company or any of its subsidiaries, Nauert shalt cause such opportunity to be presented to the Company for its consideration and pursuit; PROVIDED, that Nauert shall be free to pursue such opportunity, directly or indirectly, through an affiliate or otherwise, if the Company declines to pursue such opportunity and Nauert obtains the prior written consent of the Company, as authorized by its board of directors (provided such consent is not unreasonably withheld or delayed).

     2. COMPENSATION. During the Term, Nauert shall receive as compensation:

        (a) A base salary not less than Seven Hundred Fifty Thousand Dollars ($750,000.00) per year ("Base Salary"); provided that if Nauert is granted a merit increase in Base Salary, his Base Salary will not thereafter be reduced below that increased level during the Term;



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        (b) A stock award (the "Stock Award") payable in shares of common stock of the Company (the "Common Stock") together with a cash payment equal to the federal, state and local taxes (the "Tax Payment") payable by Nauert with respect to the Stock Award; PROVIDED, HOWEVER, in no event shall a Tax Payment with respect to the taxes for any year exceed 50% of the "Fair Market Value" of the Stock Award received by Nauert in such year as determined under Section 2(i) of this Agreement. The amount and payment of the Stock Award shall be as follows: commencing on October 1, 2001, and on the 1st day after the close of each three-month period thereafter (that is, the first day of January, April, July and October), Nauert shall receive a number of shares of Common Stock equal to $125,000 divided by the average closing price of the Common Stock for the most recently completed three-month period. For example, the October 1, 2001 Stock Award payment shall be based on the average closing price during the three-month period ending on September 30, 2001, and each Stock Award payment thereafter shall be based on the three-month period ending the day before the date of such payment. The number of shares of Common Stock granted pursuant to the Stock Award shall be adjusted to account for stock splits, stock dividends or other reclassifications of the Common Stock following the Commencement Date. Nauert shall receive the Tax Payment prior to April 15 of the year following the year of payment of the Stock Award to which such Tax Payment relates. All Common Stock paid to Nauert pursuant to this Paragraph 2(b) shall be fully vested immediately upon issuance; PROVIDED, HOWEVER, that Nauert shall forfeit all rights to any unpaid Stock Award and the Tax Payment related thereto if his employment with the Company is terminated prior to July 1, 2003, for any reason other than a Severenceable Event (as hereinafter defined). A "Severenceable Event" shall mean any of the following: (i) termination by the Company for any reason other than for Cause, (ii) Qualifying Termination following a Change of Control, (iii) termination by Nauert for Good Reason, or (iv) termination due to the death or total or partial disability of Nauert. All stock certificates issued to Nauert pursuant to this Section 2(b), shall, if deemed necessary by the Company, contain the following legends and any others deemed reasonably necessary by the Company:

                                     NOTICE

        THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS, VOTING LIMITATIONS, AND OTHER TERMS AND CONDITIONS CONTAINED IN AN AMENDED AND RESTATED VOTING AGREEMENT DATED JULY 25, 2000 BY AND AMONG THE COMPANY AND CERTAIN OF ITS
        STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

        THIS SECURITY IS SUBJECT TO CERTAIN RIGHTS AND RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF JULY 1, 1998, A COPY OF WHICH MAY OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.


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        THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
        UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT", OR UNDER THE SECURITIES LAWS OF ANY STATE. THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

        (c) STOCK OPTIONS.

            (i) The Company will grant to Nauert on the date of this Agreement options to purchase 250,000 shares of Common Stock of the Company (the "Options"), subject to the terms of the Company's standard Option Agreement. The exercise price of the Options shall be the price of the Company's stock at the close of the market on the date immediately preceding the date of this Agreement.

            (ii) One hundred percent (100%) of the Options will vest two (2) years after the date of this Agreement, if Nauert is still employed by the Company. All unvested Options shall vest immediately upon the occurrence of a Severenceable Event. Nauert shall forfeit all unvested Options if his employment with the Company is terminated for Cause.

            (iii) The Company will consider making, but is not obligated to make, an additional grant of options to Nauert one year after the date of this Agreement, up to a maximum of 250,000 options. The Company will exercise reasonable discretion in determining whether to make any such additional grant to Nauert.

            (iv) This Section 2(c) of the Agreement constitutes a plan (the "Plan") under which the Options are granted for purposes of Section 162(m) of the Internal Revenue Code. At the close of the market on the date immediately preceding the date of this Agreement, the fair market value of one (1) share of Common Stock was equal to $5.12. The maximum number of shares of Common Stock subject to this Plan on which options to purchase may be granted is 500,000, all of which are granted (or may be granted) to Nauert in this Section 2(c).

        (d) INCENTIVE PAY. Nauert shall participate in the Company Bonus Plan for executives or such other incentive compensation or plans as may be established by the Board of Directors of the Company (the "Company Bonus Plan"), provided that, for purposes of determining Nauert's bonus under the Company Bonus Plan, only Nauert's Base Salary shall be


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used, provided further, that Nauert's bonus under the Company Bonus Plan will be determined as set forth in a schedule which shall be maintained in the minutes of the Compensation Committee and deemed to be a part of this Agreement as if it was attached hereto.

        (e) OTHER COMPENSATION. Nauert may also receive such cash bonuses or such other incentive compensation as the Board of Directors of the Company may approve from time to time in its sole discretion.

        (f) ASSIGNMENT BY NAUERT. Notwithstanding anything herein to the contrary, Nauert may assign up to 25% of his right to receive payments pursuant to this Paragraph 2 to a third party and Nauert may assign up to 100% of his right to receive payments pursuant to this Paragraph 2 to Geneva Capital, provided that Nauert or his immediate family owns a controlling interest in Geneva Capital at the time of such assignment; PROVIDED, HOWEVER, that such assignment does not violate any restrictions on transferability and assignability of Common Stock awarded under Section 2(b) of this Agreement.

        (g) PERFORMANCE GOAL. Nauert's right to and receipt of any Tax Payment as provided under Section 2(b) of this Agreement is subject to the satisfaction of the Performance Goal as set forth in a schedule which shall be maintained in the minutes of the Compensation Committee and deemed to be a part of this Agreement as if it was attached hereto.

        (h) CERTIFICATION OF PERFORMANCE. Prior to Nauert's receipt of any Tax Payment or incentive pay under Section 2(d) of this Agreement, the Board of Directors of the Company or the Compensation Committee thereof shall certify whether or not the Performance Goal was satisfied.

        (i) FAIR MARKET VALUE OF STOCK AWARD. For purposes of Sections 83 and 162 of the Internal Revenue Code, the "Fair Market Value" of a Stock Award shall be equal to the product of (i) the number of shares of Common Stock, including fractional shares, paid to Nauert multiplied by (ii) the closing price of one
(1) share of Common Stock on the date of payment.

     3. BENEFITS. The Company agrees to provide Nauert with staff appropriate for the position of Chief Executive Officer. Nauert shall be entitled to participate in any employee benefit plans and insurance programs currently offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein.

     4. EXPENSES. The Company will pay or reimburse Nauert for all reasonable business expenses incurred by Nauert in the performance of his duties, including all costs relating to travel between Nauert's principal residence and the Company's offices in Cleveland, Ohio.

     5. DEATH. Nauert's employment by the Company will terminate immediately upon his death; PROVIDED that in the event of Nauert's death during the Term, Nauert's estate shall be entitled, to receive the payments described in clauses
(i), (ii) and (iv) of the last sentence of paragraph 7(b). Nauert's estate also shall be entitled to receive the Base Salary and Stock Awards that would have been payable to Nauert pursuant to Paragraphs 2(a) and (b) had Nauert remained employed by the Company throughout the Term, paid out during normal payroll periods for the remainder of the Term.


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     6. DISABILITY. If Nauert becomes totally or partially disabled during the
Term, the Company shall continue to pay to Nauert, as long as such disability continues during the Term, the Base Salary payable to Nauert at the date his disability is determined, reduced dollar-for-dollar to the extent of any disability insurance payments paid to Nauert through insurance programs, the premiums for which were paid by the Company or its subsidiaries. For purposes of this Agreement the term "total disability" shall mean Nauert's inability due to illness, accident or other physical or mental incapacity to engage in the full time performance of his duties under this Agreement as reasonably determined by the Board of Directors of the Company based on such evidence as such Board shall deem appropriate. For purposes of this Agreement, "partial disability" shall mean Nauert's disability due to illness, accident or other physical or mental incapacity to engage in only the partial performance of his duties under this Agreement, as reasonably determined by the Board of Directors of the Company based on such evidence as such Board shall deem appropriate.

     7. TERMINATION.

        (a) FOR CAUSE. The Company shall have the right to terminate Nauert's employment hereunder at any time during the Term for Cause. For purposes of this Agreement, "Cause" shall be limited to (i) Nauert's conviction of a crime constituting a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) fraud, misappropriation of funds, or embezzlement committed by Nauert against the Company; (iii) Nauert's willful or intentional material breach of this Agreement that results in financial detriment that is material to the Company; or (iv) Nauert's commission of an act or omission that is materially contrary to the Company's best interests. Notwithstanding anything herein to the contrary, Nauert's inability to perform the duties of his position due to his death or his total or partial disability shall not be deemed to constitute Cause.

        If, in the opinion of the Board of Directors of the Company, Nauert's employment shall become subject to termination for Cause, the Board of Directors shall give Nauert written notice to that effect which notice shall describe the matter or matters constituting such Cause. If, within thirty (30) days of receipt of such notice, Nauert has not substantially eliminated or cured each such matter or matters, then the Company shall have the right to give Nauert notice of the termination of his employment. Nauert's employment hereunder shall be considered terminated for Cause as of the date specified in such notice of termination unless and until there is a final determination by a court of competent jurisdiction that the cause of termination of Nauert's employment did not exist at the time of giving said notice of termination. Upon termination of Nauert's employment for Cause, this Agreement shall terminate without further obligations to Nauert other than the Company's obligation (i) to pay to Nauert within thirty (30) days after the date of termination that portion of Nauert's aggregate compensation that is accrued through the date of termination to the extent not theretofore paid and (ii) to pay or provide to pay, to Nauert on a timely basis any other amounts or benefits required to be paid or provided or which Nauert is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company to the extent not theretofore paid or provided.

        (b) WITHOUT CAUSE. The Company shall have the right to terminate Nauert's employment hereunder without Cause at any time during the Term. If the Board of Directors


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determines to terminate Nauert's employment without Cause, the Company shall give notice of such termination to Nauert and Nauert's employment hereunder shall be considered terminated without Cause as of the date specified in such notice of termination. Upon termination of Nauert's employment without Cause, Nauert shall receive the following: (i) that portion of Nauert's aggregate compensation that is accrued through the date of termination to the extent not theretofore paid, (ii) any amounts or benefits required to be paid or provided to which Nauert is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company to the extent not theretofore paid or provided, (iii) Base Salary and Stock Awards, including the Tax Payments, paid out in normal payroll periods for a period of two (2) years, and
(iv) any incentive pay that would have been payable to Nauert pursuant to Paragraph 2(d) for a period of two (2) years, assuming target level performance, payable at the normal periods for payment under the Company Bonus Plan; provided, however, that if Nauert is terminated without cause following July 1, 2003, then he shall receive incentive pay for the year in which his employment is terminated, assuming target level performance, payable at the normal periods for payment under the Company Bonus Plan.

        (c) BY NAUERT. Nauert may terminate his employment hereunder at any time by retirement or resignation, upon notice to the Company. Upon such termination by Nauert, no compensation for any period after the date of such termination shall be payable to Nauert, other than that portion of his aggregate compensation that is accrued through the date of termination to the extent not theretofore paid; PROVIDED, that if such termination by Nauert is for Good Reason (as hereafter defined) then Nauert shall be entitled to the payments described in clauses (i), (ii), and (iii) of the last sentence of Paragraph 7(b). "Good Reason" shall mean any of the following:

            (i) a change in Nauert's status as Chief Executive Officer of the Company, the assignment to Nauert of any duties or responsibilities which are inconsistent with Nauert's status as Chief Executive Officer of the Company, or a reduction in the duties and responsibilities to be exercised by Nauert as Chief Executive Officer of the Company; or

            (ii) a failure by the Company to continue in effect, without material change, any benefit or incentive plan or arrangement in which Nauert and all other executive officers of the Company participate, or the taking of any action by the Company that would materially and adversely affect Nauert's participation in, or materially reduce Nauert's benefits under, any such plan or arrangement; provided that failure by the Company to grant the additional options referenced in Paragraph 2(c)(iii) shall not by itself be sufficient grounds to constitute "Good Reason."

        (d) CHANGE IN CONTROL. Upon the occurrence of a Qualifying Termination following a Change in Control (as those terms are defined herein), Nauert shall be entitled to an amount equal to two (2) years Base Salary, and two (2) years Stock Awards, including the Tax Payments, and an Incentive Payment. The amount of the Stock Award shall be determined as follows: Nauert shall receive a number of shares of Common Stock equal to $1.0 million divided by the average closing price of the Common Stock for the most recently completed quarter prior to the occurrence of the Qualifying Termination following a Change in Control (periods ending March 31, June 30, September 30 or December 31). The Incentive Payment shall be a lump sum payment equal to any incentive pay that would have been payable to Nauert pursuant to paragraph 2(d) for a


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period of two (2) years, assuming target level performance. "Change in Control"
shall mean the occurrence of any of the following events:

            (i) a tender offer shall be made and consummated for the ownership of 50.1% or more of the outstanding voting securities of the Company;

            (ii) the Company shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 50.1% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company as the same shall have existed immediately prior to such merger or consolidation;

            (iii) the Company shall sell substantially all of its operating assets to another corporation which is not a wholly owned subsidiary; or

            (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act shall acquire, other than by reason of inheritance, (50.1%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). In determining whether a Change in Control has occurred, gratuitous transfers made by a person to an affiliate of such person (as determined by the Board of Directors of the Company), whether by gift, devise or otherwise, shall not be taken into account. For purposes of this Agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule l3d-3(d)(l)(i) as in effect on the date hereof pursuant to the Exchange Act.

        A "Qualifying Termination" shall occur only if:

        (a) a Change in Control occurs; and

        (b) (i) within 12 months after the Change in Control, the Company terminates Nauert's employment other than for Cause; or

            (ii) within 12 months after the Change in Control, Nauert terminates his employment hereunder for Good Reason.

     8. MINIMUM INVESTMENT. Throughout the Term, Nauert shall retain, directly or indirectly, ownership of not less than 900,000 shares of Common Stock unless, and except to the extent, released from this obligation in writing by the Company. For purposes of this Agreement, "retain indirectly" shall mean and refer to any shares of Common Stock that would be considered to be owned by Nauert under Section 267(c) of the Internal Revenue Code of 1986, as amended (the "Code", or the income of which would be taxable to Nauert, his spouse or his children, or to any trust of which Nauert would be deemed the owner under any of Sections 67 1 through 677, inclusive, of the Code.

     9. COVENANTS.


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        (a) CONFIDENTIAL INFORMATION AND TRADE SECRETS. During Nauert's
employment by the Company, Nauert will enjoy access to the Company's "confidential information" and "trade secrets." For purposes of this Agreement, "confidential information" shall mean information which is not publicly available including without limitation, information concerning customers, material sources, suppliers, financial projections, marketing plans and operation methods, Nauert's access to which derives solely from Nauert's employment with the Company. For purposes of this Agreement, "trade secrets" shall mean the Company's processes, methodologies and techniques known only to those employees of the Company who need to know such secrets in order to perform their duties an behalf of the Company. The Company takes numerous steps, including these provisions, to protect the confidentiality of its confidential information and trade secrets, which it considers unique, valuable and special assets.

        (b) RESTRICTED USE AND NON-DISCLOSURE. Nauert, recognizing the Company's significant investment of time, efforts and money in developing and preserving its confidential information, shall not, during his employment hereunder and for a two (2) year period after the end of Nauert's employment hereunder, use for his direct or indirect personal benefit any of the Company's confidential information or trade secrets. For a two (2) year period after the end of Nauert's employment hereunder, Nauert shall not disclose to any person any of the Company's confidential information or trade secrets.

        (c) RETURN OF THE COMPANY'S PROPERTY. Upon termination of Nauert's employment with the Company, for whatever reason and in whatever manner, Nauert shall return to the Company all copies of all writings and records relating to the Company's business, confidential information or trade secrets that are in Nauert's possession of such time.

        (d) NON-COMPETITION. During Nauert's employment hereunder, and in the event of (i) a termination of Nauert's employment by Nauert for Good Reason, or
(ii) a termination of Nauert's employment by the Company without Cause, then for a period equal to the lesser of 12 months or the remainder of original term of the Agreement, Nauert shall not engage, directly or indirectly, whether as an owner, partner, employee, officer, director, agent, consultant or otherwise, in any location where the Company or any of its subsidiaries is engaged in business after the date hereof and prior to the termination of Nauert's employment, in a business the same or similar to, any business now, or at any time after the date hereof and prior to Nauert's termination, conducted by the Company or any of its subsidiaries; PROVIDED HOWEVER, that the mere ownership of 5% or less of the stock of a company whose shares are traded on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, shall not be deemed ownership which is prohibited hereunder; PROVIDED, FURTHER, that upon the occurrence of a Change of Control, the provisions of this Paragraph 9(d) shall no longer be of any force or effect.

        (e) NON-SOLICITATION. In the event of (i) a termination of Nauert's employment by Nauert with Good Reason or (ii) a termination of Nauert's employment by the Company without Cause, then during the period equal to the lesser of twelve (12) months or the remainder of the original term of the Agreement, Nauert shall not, directly or indirectly, induce employees of the Company or any of its subsidiaries to leave such employment with the result that such employees would engage in business activities which are substantially similar or are closely related to the


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business activities such employee performed on behalf of the Company and which compete against the Company; PROVIDED, that upon the occurrence of a Change of Control, the provisions of this Paragraph 9(e) shall no longer be of any force or effect.

        (f) ENFORCEABILITY. The necessity of protection against the competition of Nauert and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the non-competition covenant in this Section 9 are fair, reasonable and necessary, that adequate compensation has been received by Nauert for such obligations, and that these obligations do not prevent Nauert from earning a livelihood. If, however for any reason any court determines that the restrictions in this Agreement arc not reasonable, that consideration is inadequate or that Nauert has been prevented from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 9 as well render such restrictions valid and enforceable.

        (g) EQUITABLE REMEDIES. Notwithstanding the provisions of Paragraph 10 hereof, in the event of a breach or threatened breach by Nauert of any of the covenants set forth in this Paragraph, the Company or any of its affiliates shall be entitled to seek in any court of proper jurisdiction all appropriate remedies, including without limitation injunctive relief and monetary damages.

        (h) SURVIVAL. The covenants set forth in this Paragraph shall survive termination of this Agreement.

     10. ARBITRATION OF DISPUTES. Any controversy or claim, arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Cleveland, Ohio, in accordance with the laws of the State of Ohio by three arbitrators, one of whom shall be appointed by the Company, one by Nauert and the third by the first two arbitrators. If the first two arbitrators, cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Northern District of Ohio, Eastern Division. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall pay the fees and expenses of such arbitrator and the other costs of arbitration. In addition, the Company shall pay (or Nauert shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the successful enforcement of any of his rights hereunder.

     11. LIMITATION ON PAYMENTS. Notwithstanding any other term of this Agreement, the aggregated payments by the Company to Nauert under this Agreement or otherwise that are determined to be "parachute payments" for purposes of
Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 280G"), shall not exceed 299% of Nauert's "base amount" as determined for purposes of Section 280G. All determinations and computations for this purpose, including the interpretation of Section 280G and its application to the matters set forth herein, will be made by the Compensation Committee


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in its sole discretion and its determinations hereunder will be binding on
Nauert and the Company. To the extent that this provision requires a reduction in the amount of payment(s) that would otherwise be due and owing by the Company to Nauert under this Agreement or otherwise, the Compensation Committee shall have sole discretion to determine the method of reducing any such payment(s) in order to meet the limitations imposed by this provision.

     12. NOTICES. Any notice required or permitted pursuant to this Agreement shall be deemed to have been properly given if in writing and when delivered personally or by a national overnight courier service or five business days after being sent by United States mail, certified or registered, postage prepaid, addressed as follows:

                  If to the Company:

                           Ceres Group, Inc.
                           17900 Royalton Road
                           Strongsville, Ohio 44136
                           Attention: General Counsel

                  With a copy to:

                           Marc C. Krantz, Esq.
                           Kohrman Jackson & Krantz
                           One Cleveland Center
                           1375 East Ninth Street, 20th Floor
                           Cleveland, Ohio  44114

                  If to Nauert:

                           Peter W.  Nauert
                           1750 East Golf Road
                           Suite 210
                           Schaumburg, Illinois 60173

or to such other place as either party may designate to the other by written notice in accordance with this Paragraph.

     13. NO WAIVER. No waiver of any breach of any of the terms or provisions of this Agreement shall be construed or held to be a waiver of any other breach, or waiver of, acquiescence in or consent to any further or succeeding breach thereof

     14. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.


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     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its principles of conflicts of law.

     16. SEVERABILITY. If any provision of this Agreement is held for any reason to be invalid, it will not invalidate any other provisions of this Agreement which are in themselves valid, nor will it invalidate the provisions of any other agreement between the parties hereto. Rather, such invalid provision shall be construed so as to give it the maximum effect allowed by applicable law. Any other written agreement between the parties hereto shall be conclusively deemed to be an agreement independent of this Agreement.

     17. HEADINGS. Paragraph headings hereunder are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

     18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original without production of the others.

     19. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement and understanding among the parties hereto relating to the subject matter hereof, and supersedes all previous written or oral negotiations, commitments and writings with respect to the subject matter hereof. This Agreement may be amended only by a written instrument signed by each party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       CERES GROUP, INC.



                                       By: /s/ Anthony J. Pino
                                          -------------------------------------
                                       Its: Executive Vice President
                                            -----------------------------------


                                       /s/ Peter W. Nauert
                                       ----------------------------------------
                                           Peter W. Nauert



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